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                                                                     Exhibit 2.1


                        STOCK PURCHASE AND SALE AGREEMENT



     AGREEMENT, dated September 28, 2001, by and between BETHLEHEM STEEL CORPORATION, a Delaware corporation ("Seller"), and GENESEE & WYOMING INC., a Delaware corporation ("Buyer") (the "Agreement").

     In consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:


                    ARTICLE 1. SALE OF COMMON STOCK; CLOSING.

     1.1. SALE AND PURCHASE OF STOCK. Seller hereby agrees to sell and transfer to Buyer, and Buyer hereby agrees to purchase from Seller, all of the issued and outstanding shares of common stock ("Stock") of South Buffalo Railway Company ("South Buffalo"), a wholly owned subsidiary of Seller, in accordance with the terms and subject to the conditions set forth in this Agreement.

     1.2. CLOSING AND EFFECTIVE DATE. Unless this Agreement shall have been terminated and the transactions contemplated hereby abandoned pursuant to
Section 10.1, the closing of the transactions provided for in this Agreement (the "Closing") shall be held at 10:00 a.m., local time, in the offices of the Seller in Bethlehem, Pennsylvania on a business day to be agreed upon by Buyer and Seller, which day shall be no later than the tenth (10th) business day after the date on which the conditions contained in Article 6 have been satisfied or waived or at such other time and place as Buyer and Seller may mutually agree (the "Closing Date").


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     1.3. DELIVERIES BY SELLER. At Closing and against the delivery to Seller of the items described in Section 1.4, Seller shall deliver or cause to be delivered to Buyer the following:

          1.3.1. the minute and stock books of South Buffalo, together with all other books and records of South Buffalo not located at South Buffalo's headquarters;

          1.3.2. the certificates representing the Stock duly endorsed in blank to Buyer with all stock transfer stamps attached;

          1.3.3. written resignations of each of the officers and directors of South Buffalo;

          1.3.4. two (2) copies of the Transportation and Related Services Agreement referred to in Section 8.3, duly executed by Seller;

          1.3.5. two (2) copies of the Cooperation Agreement referred to in
Section 8.4, duly executed by Seller;

          1.3.6. two (2) copies of the Transition Services Agreement referred to in Section 8.7, duly executed by Seller;

          1.3.7. a certified copy of the resolutions of the Board of Directors of Seller approving the transactions contemplated hereby;

          1.3.8. a completed Internal Revenue Service Form 8023, making the election pursuant to Section 8.2, duly executed by Seller;

          1.3.9. two (2) copies of a completed New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate (Form TP 584); and

          1.3.10. three (3) copies of the Escrow Agreement referred to Section 2.1, duly executed by Seller.


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     1.4. DELIVERIES BY BUYER. At Closing and against the delivery to Buyer of the items described in Section 1.3, Buyer shall deliver to Seller the following:

          1.4.1. the purchase price in the manner set forth in Section 2.1;

          1.4.2. duly executed copies of the agreements referred to in Sections 1.3.4, 1.3.5, 1.3.6 and 1.3.10;

          1.4.3. a certified copy of the resolutions of the Board of Directors of Buyer approving the transactions contemplated hereby;

          1.4.4. two (2) copies of a completed Internal Revenue Service Form 8023 making the election pursuant to Section 8.2, duly executed by Buyer; and

          1.4.5. a completed New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate (Form TP 584).


                           ARTICLE 2. PURCHASE PRICE.

     2.1. PURCHASE PRICE. The purchase price shall be Thirty Three Million One Hundred Thirty Three Thousand Sixty Seven Dollars ($33,133,067), as adjusted pursuant to Section 2.4 (the "Purchase Price"). The Purchase Price shall be paid by wire transfer of readily available funds, as follows: (i) Buyer shall remit a deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the "Deposit") to the interest bearing bank account (the "Escrow Account") selected by the escrow agent identified in the escrow agreement (the "Escrow Agent") appended hereto as Exhibit 2.1 (the "Escrow Agreement"), (ii) on the Deferred Payment Dates (as defined in Section 2.1.2 below), Buyer shall remit to the bank account


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identified in Section 2.1.3 the Deferred Payments (as defined in Section 2.1.2 below) in accordance with Section 9.3, (iii) on the Closing Date, Buyer shall remit to the Escrow Account the Contingent Amount (as defined in Section 2.4), and (iv) on the Closing Date, Buyer shall remit to the bank account identified in Section 2.1.3 an amount equal to (x) the Purchase Price, less (y) the Deposit (and interest earned thereon) and the Deferred Payments; provided, that (A) if the Closing Date is on or before October 4, 2001, the amount of the Deposit shall be Zero Dollars ($0), and (B) if the Closing Date has not occurred on or before October 4, 2001, Buyer shall remit the full amount of the Deposit (as set forth in clause (i) above) to the Escrow Account on or before October 8, 2001.

          2.1.1. As set forth in the Escrow Agreement, the Deposit shall be distributed as follows:

               2.1.1.1. if Closing occurs, the Escrow Agent shall remit the Deposit plus interest earned thereon through the Closing to Seller, and such amount shall be applied to the Purchase Price;

               2.1.1.2.if Closing does not occur because of the failure of the conditions set forth in Sections 6.2(a) or (b), and if Seller is not in breach of any provision of this Agreement and has performed all of its obligations hereunder, the Escrow Agent shall remit the Deposit (and interest earned thereon) to Seller;

               2.1.1.3. if Closing does not occur because of the failure of any other condition set forth in Article 6, Escrow Agent shall remit the Deposit (and the interest earned thereon) to Buyer; and

               2.1.1.4. if Closing does not occur as provided in Sections
2.1.1.2 or 2.1.1.3, upon distribution of the Deposit as provided therein, this Agreement shall terminate and neither party hereto will thereafter have any further rights or obligations hereunder; provided, that this section 2.1.1.4 shall not limit the right of either party to bring an action against the other on account of breach of contract or fraud in connection with this Agreement.


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               2.1.1.5. To the extent that the provisions of this Section 2.1.1 conflict with provisions of the Escrow Agreement, the Escrow Agreement shall control.

          2.1.2. On the second (2nd) annual anniversary of the Closing Date (or the first business day thereafter if the second (2nd) annual anniversary is not a business day) (the "First Deferred Payment Date"), Buyer shall remit to the bank account identified in Section 2.1.3 a deferred purchase price payment of One Million Five Hundred Thousand Dollars ($1,500,000), and on the fourth (4th) annual anniversary of the Closing Date (or the first business day thereafter if the fourth (4th) annual anniversary is not a business day (the "Second Deferred Payment Date"), Buyer shall remit to the bank account identified in Section 2.1.3, One Million Five Hundred Thousand Dollars ($1,500,000), subject in each case to set-off for Indemnity Claims in accordance with Section 9.3 (together, the "Deferred Payments"). At the election of either Party, exercised by written notice to the other Party within sixty (60) days after the Closing Date, payment of the Deferred Payments shall be secured by a letter of credit, which Buyer shall cause to be issued by Fleet National Bank (or other bank of comparable creditworthiness) (the "Bank"), in the initial amount of Three Million Dollars ($3,000,000) in a form reasonably satisfactory to both Parties.

          2.1.3. Payments of the Purchase Price to Seller shall be made by wire transfer of immediately available funds to:

                 Chase Manhattan Bank
                 New York, New York
                 Banking Routing No. 021-000-021

with instructions to credit the account of Seller, Account No. 323363199, and to inform Mr. Edward J. Ortwein (or if Mr. Ortwein is not then an employee of Bethlehem, the Chief Financial Officer of Seller) at telephone number 610-694-2692 of the transfer of the funds, including the


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federal wire number and verification time. Seller may change the wire transfer instructions set forth in this Section 2.1.3 upon two (2) business days' prior written notice.

     2.2. ALLOCATION OF PURCHASE PRICE. The purchase price shall be allocated for tax purposes among the assets of South Buffalo as follows:

          Goodwill                                        $  13,698,497
          Land                                                4,167,273
          Buildings                                             300,000
          Structures                                          2,000,000
          Track                                              14,850,000
          Machinery and Equipment                               730,000
          Net Current Assets                                    724,844
          Long Term Liabilities                             (3,337,547)

          Total                                           $  36,470,614

     Seller and Buyer agree that the allocation set forth in this Section 2.2 shall be conclusive and binding on each of them for purposes of federal and, where applicable, state and local tax returns and that they will not voluntarily take any position inconsistent therewith. Seller and Buyer agree to prepare and timely file all applicable Internal Revenue Service ("IRS") and other governmental authority forms, to cooperate with each other in the preparation of such forms, and to furnish each other with a copy of such forms, prepared in draft, within a reasonable period prior to the due date thereof. In the event of an adjustment to the Purchase Price in accordance with the terms of this Agreement, either before or after Closing, the parties agree in good faith to adjust the allocation of the Purchase Price and to prepare and timely file all applicable IRS forms.

     2.3. EXCLUDED ASSETS. Notwithstanding anything contained in this Agreement to the contrary, the following assets of South Buffalo shall be excluded from the assets of South Buffalo at Closing:


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          (i)  all cash, cash equivalents and balances remaining in bank accounts of South Buffalo; and

          (ii) all receivables of South Buffalo with respect to Seller or its subsidiaries.

     2.4. ADJUSTMENT TO PURCHASE PRICE.

          2.4.1. As promptly as practical, but in any event within ninety (90) days after the Closing Date, Buyer shall cause South Buffalo to (a) prepare a balance sheet of South Buffalo as of the close of business on the Closing Date (the "Closing Date Balance Sheet") in accordance with the same basis and applying the same principles, policies and practices that were used in preparing the August 31, 2001, balance sheet of South Buffalo referred to in Section 3.4 (the "Agreed Accounting Principles", a summary of which is set forth on Exhibit 2.4.1); and (b) deliver the Closing Date Balance Sheet to Seller.

          2.4.2. If Seller disputes any amount shown on the Closing Date Balance Sheet, Seller shall so notify Buyer in writing within fifteen (15) days, setting forth any items with which Seller disagrees and the basis for the disagreement. If any such dispute cannot be resolved by Buyer and Seller within thirty (30) days after the notice from Seller, then, no later than fifteen (15) days following such thirty- (30-) day period, they shall refer the dispute to an independent accounting firm which shall act as the arbitrator. If the parties are unable to agree upon an independent accounting firm to act as arbitrator, each party shall select one "big five" accounting firm (which firm shall not be the auditors for Buyer or Seller), and one of the two firms shall be selected by lot. Once the arbitrator is retained, Buyer and Seller shall each submit to the arbitrator in writing, within fifteen (15) days after the arbitrator is retained, their respective proposals with respect to the matters in dispute, together with such supporting documentation as


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they deem necessary or as the arbitrator reasonably requests (collectively, the
"Submissions") (provided that if any documentation requested by the arbitrator cannot be obtained within such fifteen- (15-) day period (acting in good faith and in a diligent manner), then such fifteen- (15-) day period shall be extended for such period of time as is reasonably necessary for such information to be obtained, but in no event shall such period be extended longer than forty-five
(45) days). For purposes of such arbitration, the arbitrator shall apply only generally accepted accounting principles, as modified by the Agreed Accounting Principles, to the dispute or shall otherwise conduct the arbitration under such procedures as the parties may agree; PROVIDED, HOWEVER, that the arbitrator shall limit itself to resolving the dispute or disputes that Buyer and Seller were unable to resolve. The arbitrator shall deliver its written determination, including the calculations supporting any adjustments, to Seller and Buyer as soon as practicable and, in any event, within thirty (30) days after receiving the Submissions of Buyer and Seller concerning the disputes and all supplementary supporting documentation requested by the arbitrator. The fees and expenses of the arbitration (other than any party's outside counsel or accounting fees) and of the arbitrator incurred in connection with the arbitration of the dispute shall be allocated between the Parties in proportion to the extent Buyer or Seller shall not prevail on items in dispute (as determined by the arbitrator). All determinations of the arbitrator under this
Section 2.4.2 shall be final, conclusive and binding absent manifest error. The total retained earnings as shown in the Closing Date Balance Sheet, as amended in accordance with this Section 2.4, shall be the "Closing Date Retained Earnings."

          2.4.3. If the Closing Date Retained Earnings (as prepared in accordance with the Agreed Accounting Principles) is greater than Three Million Twenty Four Thousand Two Hundred Nine Dollars ($3,024,209), then Buyer shall pay to Seller an amount equal to the


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difference between the Closing Date Retained Earnings and Three Million Twenty
Four Thousand Two Hundred Nine Dollars ($3,024,209). If the Closing Date Retained Earnings is less than Three Million Twenty Four Thousand Two Hundred Nine Dollars ($3,024,209), then Seller shall pay to Buyer an amount equal to the difference between the Closing Date Retained Earnings and Three Million Twenty Four Thousand Two Hundred Nine Dollars ($3,024,209). All payments will be due and payable within three (3) business days after the adjustment is finally determined pursuant to this Section 2.4.3 by wire transfer of immediately available funds to the account designated by the payee, and the purchase price shall be deemed to be increased or decreased by the amount of such adjustment.


              ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller, to the best of Seller's Knowledge (as hereinafter defined), represents and warrants to Buyer, as of the date hereof and as of Closing (except to the extent expressly provided otherwise herein), as follows:

     3.1. INCORPORATION AND CORPORATE POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in the State of New York; South Buffalo is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. South Buffalo has all necessary corporate power to own all of its properties and assets and to carry on its business as currently conducted. Except as otherwise disclosed herein, South Buffalo does not conduct business outside the State of New York. Seller has the corporate power necessary to enter into and consummate the transactions contemplated by this Agreement. All of South Buffalo's tangible assets are located in New York except for certain records located at Seller's


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offices in Bethlehem, Pennsylvania, which will be delivered to South Buffalo's offices in New York on or prior to Closing.

     3.2. AUTHORIZATION. The execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action. Subject to any required approval or exemption by the Surface Transportation Board, this Agreement and all agreements and instruments contemplated hereby are legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by any applicable bankruptcy or insolvency laws or the discretion of courts to grant or deny certain remedies.

     3.3. CAPITALIZATION AND LONG-TERM INDEBTEDNESS.

          3.3.1. Seller is the sole record and beneficial owner of the five thousand (5,000) shares of the issued and outstanding common stock, One Hundred Dollars ($100) par value per share, of South Buffalo, which five thousand (5,000) shares were duly authorized and validly issued and are fully paid and nonassessable except as otherwise may be provided by Section 630 of the New York Business Corporation Law ("Section 630"), and constitute all of the authorized and all of the issued and outstanding shares of stock of South Buffalo. Seller has not received any notices from laborers, servants or employees of South Buffalo pursuant to Section 630. There are no outstanding options, contracts, commitments, warrants, agreements or other rights of any character (other than this Agreement) which would allow any person to convert, exchange for or otherwise acquire any of the Stock or any rights with respect to the Stock. No agreement (other than this Agreement), including an agreement for a pledge of the Stock, or other understanding exists which gives any person or permits any person to acquire any right, claim, title, lien, interest or other legal or equitable encumbrance or charge of any nature


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whatsoever in any of the Stock, and no person has any legal or equitable rights with respect to the Stock. Upon transfer from Seller in accordance with the provisions of this Agreement, Buyer will obtain from Seller good and marketable title to the Stock, free and clear of all liens, claims, security interests, encumbrances and charges of any nature whatsoever ("Liens").

          3.3.2. South Buffalo has no long-term indebtedness, other than long-term indebtedness reflected on the August 31, 2001 Balance Sheet referred to in Section 3.4 or otherwise disclosed to Buyer in this Agreement. South Buffalo is not in default in respect of the terms or conditions of any long-term or short-term indebtedness.

     3.4. FINANCIAL STATEMENTS. Seller has delivered to Buyer copies of unaudited Balance Sheets and Income Statements of South Buffalo as of December 31, 2000, and August 31, 2001, copies of which are attached hereto as Exhibit
3.4. The aforementioned balance sheets and income statements are collectively herein sometimes referred to as the "Financial Statements". The Financial Statements (i) are derived from and are in accordance with the books and records of South Buffalo; (ii) fairly present the financial condition of South Buffalo at such dates and the results of its operations for the periods therein specified; (iii) were prepared in accordance with generally accepted accounting principles (except as otherwise provided in the Agreed Accounting Principles); and (iv) have been prepared on a consistent basis throughout the periods covered thereby and are consistent with prior accounting practices of South Buffalo. Except as listed on the Financial Statements or as listed on Exhibit 3.4, South Buffalo does not have any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for Taxes (as hereinafter defined) due or then accrued or to become due, or contingent or potential liabilities relating to activities of


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South Buffalo or the conduct of its businesses, regardless of whether claims in respect thereof had been asserted as of such date).

     3.5. ACCOUNTS RECEIVABLE. Except as listed on Exhibit 3.5, all accounts receivable of South Buffalo which are reflected on the August 31, 2001 Balance Sheet referred to in Section 3.4 and which have not been collected since August 31, 2001 and all accounts receivable of South Buffalo which have arisen but have not been collected since the August 31, 2001 Balance Sheet are valid and enforceable claims and are not subject to any counterclaim or set-off; PROVIDED, HOWEVER, that Seller makes no representation regarding the collectability of such accounts receivable. Exhibit 3.5 lists a true and accurate aging schedule with respect to the accounts receivables included in the August 31, 2001 Balance Sheet.

     3.6. NO ADVERSE CHANGE. Except as listed on Exhibit 3.6, since June 30, 2001, there has been no change in the assets, liabilities, financial condition, properties or operations of South Buffalo other than changes in the ordinary course of business, none of which individually or in the aggregate have been materially adverse to South Buffalo. In addition, except as listed on Exhibit 3.6, since June 30, 2001 South Buffalo has not (a) permitted any of its assets to be subjected to any Lien, (b) sold, transferred or otherwise disposed of any assets other than in the ordinary course of business, (c) made capital expenditures or commitments therefore, in aggregate, in excess of One Hundred Thousand Dollars ($100,000), (d) canceled or waived any claims or rights of substantial value, (e) made any change in any method of accounting or auditing practice, (f) granted or obtained any railroad operating right whereby South Buffalo would operate over the rail lines of a third party or a third party would operate over the rail lines of South Buffalo, (g) granted or obtained any railroad marketing rights whereby South Buffalo would price


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traffic to or from stations on the rail lines of a third party or a third party would price traffic to or from stations on the rail lines of South Buffalo, (h) entered into any agreements with third party carriers whereby South Buffalo would handle cars for the account of such third parties as their agent or a third party would handle cars for the account of South Buffalo as its agent (whether such arrangement is styled as a haulage agreement or otherwise), (i) entered into any agreements with customers (other than agreements terminable by South Buffalo upon sixty (60) days' written notice or less) whereby South Buffalo (A) is subject to penalties for failure to meet service standards, (B) commits to provide rail cars, (C) grants demurrage relief on terms more favorable in any regard than the terms set forth in Freight Tariff ASLG 6004 (effective October 1, 1994), or (D) agrees to handle hazardous materials or to provide in-transit services of a type not normally provided by South Buffalo,
(j) replaced rail or other track material other than with like kind and quality materials, or (k) agreed, whether or not in writing, to do any of the foregoing.

     3.7. TAX RETURNS AND AUDITS.

          3.7.1. Seller has timely filed or will file or caused to be filed in a timely manner (taking into account all extensions of due dates) with the appropriate taxing authorities all Tax Returns which are required to be filed by or on behalf of South Buffalo for periods ending on or before the Closing Date. All Taxes shown to be due on Tax Returns filed by Seller prior to the date hereof have been paid in full, and all Taxes shown to be due on Tax Returns filed by Seller on or after the date hereof for a period ending on or before the Closing Date will be paid in full in a timely manner. South Buffalo has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all the information reporting and backup withholding requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens on any of the assets of South


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Buffalo with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings.

          3.7.2. Except with respect to the federal income tax liabilities of any member of the affiliated group of corporations (as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended; the "Code") of which Bethlehem Steel Corporation is the common parent (the "Bethlehem Affiliated Group") other than South Buffalo, (i) no material deficiencies for Taxes have been claimed, proposed or assessed by any governmental authority for which South Buffalo may have any liability, (ii) there are no pending or threatened audits, investigations or claims for or relating to Taxes for which South Buffalo may have any liability, and (iii) there are no matters under discussion with any governmental authorities with respect to Taxes that may result in a material additional amount of Taxes for which South Buffalo may have any liability; and
(iv) there are no outstanding waivers of any statute of limitations or extension of time for assessment or assertion of a deficiency in respect of Taxes of South Buffalo.

          3.7.3. South Buffalo has not filed a consent under Code Section 341(f). South Buffalo has not made any payments, and is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Section 280G. South Buffalo has not been a member of an affiliated group filing a consolidated federal income Tax Return, other than the Bethlehem Affiliated Group. South Buffalo does not have any liability for the Taxes of any other person or entity other than other members of the Bethlehem Affiliated Group under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or


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as a transferee or successor, pursuant to any tax sharing agreement, indemnification arrangement, or similar contract or arrangement, or otherwise.

     As used herein, "Taxes" (and, individually, a "Tax") shall mean any federal, state, local, foreign, and other taxes, governmental fees or other like assessments or charges of any kind whatsoever, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, franchise taxes, capital stock taxes, sales taxes, use taxes, ad valorem or value added taxes, employment and payroll-related taxes, withholding taxes, and transfer taxes, whether or not measured in whole or in part by net income, together with any interest or penalties, additions to tax or additional amounts imposed by any governmental entity responsible for the imposition of any such tax.

     As used herein, "Tax Return" shall mean any federal, state, local or foreign return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

     3.8. LEGAL PROCEEDINGS. Except as listed on Exhibit 3.8, there is no action, suit, proceeding at law or in equity by any person, or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending against or threatened against or affecting South Buffalo or any of its properties or rights. Except as listed on Exhibit 3.8, neither South Buffalo nor any of its properties is subject to any judgment, order or decree entered in any lawsuit or proceeding.

     3.9 ENVIRONMENTAL.

          3.9.1. Except as listed on Exhibit 3.9.1, South Buffalo is in compliance in all material respects with all applicable Environmental Laws.


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          3.9.2. Except as listed on Exhibit 3.9.2, South Buffalo has all permits, licenses, authorizations, approvals and registrations (together, "Permits") required of it under applicable Environmental Laws

          3.9.3. There are no pending judicial, administrative or arbitral proceedings under any Environmental Law ( in whole or in part) to which South Buffalo is or likely will be named a party ("Proceedings"), and neither Seller nor South Buffalo has received written notice concerning the possible commencement of Proceedings.

          3.9.4. South Buffalo is not a party to any consent order , compliance order or administrative order with respect to any of the properties owned, leased, operated or used by South Buffalo (the "Premises").

          3.9.5. Seller has had prepared, and has provided to Buyer a true and complete copy of, the environmental report entitled "Phase I, Environmental Site Assessment Report, South Buffalo Railway, dated August 2001, prepared by URS Corporation (the "URS Report"). Since January 1, 1995, neither Seller nor South Buffalo has prepared or had prepared any phase 1 or phase 2 environmental report concerning real property owned by South Buffalo (in whole or in part).

          3.9.6. For purposes of this Agreement (i) the term "Environmental Laws" shall mean any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, standards or other requirements (including without limitation common law) of the United States, or any state, local, municipal or other governmental authority that (A) are in effect as of the date of this Agreement (as amended through the Closing Date), and (B) that relate to or impose liability or standards of conduct concerning protection of the environment or of human health, or employee health or safety, and (ii) the term "Hazardous Substances" shall mean


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gasoline or petroleum (including crude oil) or any fraction thereof or petroleum products, polychlorinated biophenyls, urea formaldehyde insulation, asbestos, pollutants, contaminants, radioactive substances, hazardous or toxic substances, hazardous or toxic waste and any other substances of any kind, that are regulated pursuant to any Environmental Law.

     3.10. COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. Except as listed on
Exhibit 3.10, South Buffalo is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees. Except as listed on
Exhibit 3.10, the execution, delivery and performance of this Agreement and all agreements and instruments contemplated hereby do not and will not require Seller or South Buffalo to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made. The execution, delivery and performance of this Agreement and all agreements and instruments contemplated hereby will not result in the acceleration of any obligation or the imposition of any encumbrance upon any property of South Buffalo, nor violate any provision of Seller's or South Buffalo's Certificate of Incorporation or By-laws, or violate or permit the termination of any right or result in any other person obtaining any right under any mortgage, lien, lease, agreement, instrument, contract, commitment, order, law, statute, arbitration award, injunction, judgment or decree to which South Buffalo is a party or by which it is bound.

     3.11. TITLE TO PERSONAL PROPERTY.

          3.11.1. South Buffalo has good, valid and marketable title to all of its tangible personal property, free and clear of all security interests, liens and encumbrances of any nature whatsoever except (i) as listed on Exhibit 3.11.1, (ii) as otherwise disclosed to Buyer in this Agreement and (iii) for liens for ad valorem taxes not yet due and payable.


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

          3.11.2. All locomotives owned or leased by South Buffalo are listed on
Exhibit 3.11.2 (the "Locomotives").

          3.11.3. All mechanized maintenance of way equipment owned or leased by South Buffalo, and all motor vehicles owned or leased by South Buffalo, are listed on Exhibit 3.11.3 (the "Vehicles and Equipment"). Since June 30, 2001, South Buffalo has not sold or otherwise transferred any Vehicles and Equipment to any affiliate of South Buffalo or Seller.

          3.11.4. Except as listed on Exhibit 3.11.4, no goods required for the conduct of South Buffalo's business as currently conducted are provided to South Buffalo by Seller or any of Seller's other affiliates.

     3.12. TITLE TO REAL PROPERTY.

          3.12.1. Attached hereto as Exhibit 3.12.1 is a list of all real property owned and leased by South Buffalo. South Buffalo has good and valid title to such owned property and valid leasehold interests in the leased real property (each of the foregoing being a "Property") free and clear of all liens and encumbrances of any nature whatsoever except (i) as listed on said Exhibit 3.12.1, (ii) matters of record, (iii) mechanics', carriers', workmen's, repairmen's or other like liens incurred in the ordinary course of business,
(iv) liens for taxes, assessments and other governmental charges that are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceeding, (together, the "Permitted Liens"), none of which Permitted Liens, individually or in the aggregate, (i) has or will have any material adverse effect on the ability of South Buffalo to conduct rail freight common carrier operations on the Premises following Closing substantially as those operations are being conducted as of the date of this Agreement, or (ii) secures the repayment of borrowed money.

          3.12.2. Except as listed on Exhibit 3.12.2, each of the agreements by which South Buffalo has obtained a leasehold interest in each Property leased by South Buffalo (each of the foregoing being a "Lease") is in full force and effect in accordance with its respective terms and South Buffalo is the holder of the lessee's or tenant's interest thereunder. There exists no default under any Lease and no circumstance exists which, with the giving of notice, the passage of time or both, could result in such a default. Except as listed on
Exhibit 3.12.2, there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person or entity other than South Buffalo any right to the possession, use, occupancy or enjoyment of any Property or any portion thereof.

          3.12.3. Seller has not received written notice that remains uncorrected that the current operation and use of the Property violates any statute, law, regulation, rule, ordinance, permit, requirement, order or decree now in effect.

          3.12.4. There are no existing or threatened condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the Property or any portion thereof.

          3.12.5. No default or breach exists under any of the covenants, conditions, restrictions, rights-of-way, or easements, if any, affecting all or any portion of any Property, which are to be performed or complied with by South Buffalo.

          3.12.6. South Buffalo is not obligated under or bound by any option, right of first refusal, purchase contract, or other contractual right to sell or dispose of any Property or any portions thereof or interests therein. Except as listed on Exhibit 3.12.6, neither Seller nor any affiliate of Seller (other than South Buffalo) owns or has any real property interest in the Property.

          3.12.7. (a) South Buffalo holds sufficient real property interest in and to the contiguous rail line depicted on the map appended hereto as Exhibit 3.12.7, and to the adjacent yards, spur tracks and other rail facility appurtenances thereto (together, the "Rail Facilities") to permit South Buffalo to conduct rail freight common carrier operations on and over the whole of the Rail Facilities as such operations are conducted by South Buffalo on the date of this Agreement, and, except as disclosed on Exhibit 3.12.1, without payment to any third party.

               (b) South Buffalo has a direct rail connections with CSXT Transportation at Station D at Lackawanna, New York, Norfolk Southern at Station D, Lackawanna, New York and Station C at Lackawanna, New York, all as shown on the map attached as Exhibit 3.12.7.

          3.12.8. Following Closing, Seller shall have the right to enter the Property to the extent necessary to perform any of its obligations hereunder (and to the extent Buyer and/or South Buffalo have the right to permit such entry); PROVIDED, that (i) Seller shall provide Buyer with reasonable, prior notice of its intention to enter the Property, (ii) Buyer shall have the right, but not the obligation, to have an employee or agent of Buyer accompany Seller while it is present on the Property, and (iii) prior to entry, Seller shall execute and deliver to Buyer a waiver of liability and indemnification on Buyer's standard form.

     3.13. MAINTENANCE OF ASSETS. Since December 31, 2000, South Buffalo has maintained its assets in accordance with its past maintenance practices and has not reduced maintenance of its assets in contemplation of the sale of the Stock.

     3.14. CONTRACTS. Except as listed on Exhibit 3.14, or any other exhibit to this Agreement, South Buffalo does not have and neither South Buffalo nor any of South Buffalo's assets is bound by (a) any written or oral contract or commitment relating to the employment of any person by South Buffalo (including without limitation collective bargaining agreements) (other than contracts or commitments that may be terminated by South Buffalo without penalty on less than thirty (30) days' notice) or any bonus, deferred compensation, pension, annuity, profit or revenue sharing, stock option, employee stock purchase, retirement, or other employee benefit or welfare plan, scheme or arrangement (including, without limitation, any thereof relating to death, sickness, accident or disability), (b) any agreement, indenture or other instrument which provides for the borrowing of money or contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, (c) any written or oral contract or commitment relating to capital expenditures, (d) any loan or advance to, or investment in, any other person (including, but not limited to, officers and directors of South Buffalo) or any contract or commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any other person (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (f) any management, service, consulting or other similar type contract (excluding consulting subcontracts which do not contractually obligate South Buffalo to use such consultants' services), (g) any written or oral contract or commitment limiting the freedom of South Buffalo to engage in any line of business or to compete with any person or in any geographic area, (h) any written or oral contract or commitment with respect to the purchase of goods or services involving expenditures exceeding Fifty Thousand Dollars ($50,000), (i) any other written or oral contract or commitment with respect to services involving receipts exceeding One Hundred Thousand Dollars ($100,000), (j) any written or oral contract or commitment with Seller or any of Seller's other affiliates, (k) any written or oral agreement, contract or understanding that (i) grants to a third party the right to operate trains on all or any portion of the Property, or to market traffic to or from stations located on the Property, (ii) imposes on South Buffalo car or other equipment supply obligations, (iii) imposes on South Buffalo monetary penalties for failure to meet specified performance standards, (iv) grants demurrage relief to a shipper on terms more favorable in any regard than the terms set forth in Freight Tariff ASLG 6004 (effective October 1, 1994), (v) establishes car hire rates payable to South Buffalo for the use of foreign cars, (vi) provides for South Buffalo to use locomotives of a connecting carrier, or for a connecting carrier to use locomotives of South Buffalo, (vii) imposes a construction obligation on South Buffalo that would cost more than One Hundred Thousand Dollars ($100,000),
(viii) facilitates or contemplates a prospective diversion of traffic or more than 1,000 carloads annually from the Property, (ix) includes provisions that would deprive South Buffalo of the ability to operate over the Property substantially as South Buffalo operates over those lines as of the date hereof, or that would deprive South Buffalo of the ability to (A) serve directly all customers that may be served directly by South Buffalo on the Closing Date at stations located on the Property, (B) serve via reciprocal switching by South Buffalo from the Property, and (C) interchange with the carriers listed on
Exhibit 3.14 at or near the locations listed on Exhibit 3.14, (l) transportation agreements pursuant to which South Buffalo provides service to customers (the "Shipper Contracts"), or (m) any other contract or commitment not entered into in the ordinary course of business. Without limiting the foregoing, Exhibit 3.14 and the other exhibits to this Agreement include all trackage rights agreements, haulage agreements, interchange agreements, joint facility agreements, switching agreements and similar agreements to which South Buffalo is a party and which affect operations on the Property, and all marketing agreements, rate and allowance agreements, division agreements and similar agreements under which South Buffalo allows another carrier, or another carrier allows

South Buffalo, to establish a rate or transportation charge for freight service to, from, or over all or any portion of the Premises. Except as listed on
Exhibit 3.14, each material contract or commitment referred to in this section is in full force and effect and there exists no event of default by South Buffalo (or any other party thereto) or event, occurrence, condition or act (including the purchase of the Stock hereunder) which, with or without the giving of notice, the lapse of time, or the happening of any further event or condition, would become a default or event of default thereunder by South Buffalo (or any other party thereto) or give rise to any right of termination, modification or acceleration of performance thereunder. South Buffalo is not in violation of any of the terms or conditions of any contract or agreement set forth in Exhibit 3.14 in any material respect and there exists no known continuing liability on any past contract or agreement, and all of the covenants and obligations to be performed by any other party thereto have been performed.

     3.15. RESTRICTIVE DOCUMENTS. Except as listed on Exhibit 3.15, South Buffalo is not subject to any Lien, lease, license, permit, contract, instrument, order, judgment or decree which would prevent or materially restrict the continued operation by Buyer of the business of South Buffalo after the date hereof on substantially the same basis as heretofore operated.

     3.16. LICENSES, PERMITS AND AUTHORIZATIONS. Attached hereto as Exhibit 3.16 is a list of all material written licenses, permits and authorizations held by South Buffalo. Except as listed on said Exhibit 3.16, each license, permit and authorization held by South Buffalo is in full force and effect and there exists no event of default by South Buffalo (or any other party thereto) or event, occurrence, condition or act (including the purchase of the Stock hereunder) which, with or without the giving of notice, the lapse of time, or the happening of any further event or condition, would become a default or event of default thereunder by South Buffalo (or any other party thereto) or give rise to any right of termination, modification or acceleration of performance thereunder.

     3.17. PATENTS AND TRADEMARKS. Except as listed on Exhibit 3.17, South Buffalo does not own, hold, or use any patents, patent rights, trademarks, trademark rights, trade names, trademark name rights, service marks, service mark rights, copyrights or other intellectual property rights, and is not a party to any license or other agreement concerning the same. All intellectual property listed on Exhibit 3.17 is valid, enforceable and unexpired, and has not been abandoned. No party to any license listed on Exhibit 3.17 is, or is alleged to be, in breach or default thereunder. South Buffalo is not infringing, or otherwise acting adverse to (in any material way), the right of any person under or in respect to, any patent, license, trademark, trade name, service mark, copyright or similar intangible right ("Intellectual Property"), nor is any person infringing or otherwise acting adverse (in any material way) to any Intellectual Property owned, held or used by South Buffalo.

     3.18. INSURANCE. There are no insurance policies of South Buffalo that will continue after Closing. Attached hereto as Exhibit 3.18 is a copy of each notice of claim or potential claim provided by Seller or South Buffalo to any insurer, since January 1, 1998, in connection with potential liability based upon South Buffalo's operations or use or ownership of its properties (including without limitation claims or potential claims based upon injury or death of persons, damage to or destruction of property, environmental harm or employment practices).

     3.19. SUBSIDIARIES. South Buffalo has no subsidiaries.

     3.20. NO BROKER. Seller has not retained or used the services of any broker or finder in bringing about this transaction. No commission or fee is due any third party as a result of its actions with respect to this transaction.

     3.21. EMPLOYEE BENEFITS.

          3.21.1. Exhibit 3.21 contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, profit-sharing, pension, consulting, retirement, welfare, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, under which any employee, or any beneficiary of any employee of South Buffalo has any present or future right to benefits and under which South Buffalo has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Plans." Exhibit 3.21 also contains a true and complete list of each multiemployer plan (within the meaning of ERISA section 3(37)), other than the Plans, in which Seller or any member of its "Controlled Group" (defined for purposes of the Agreement as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or
(o)) currently participates or contributes to, or for which there are any outstanding obligations that have been incurred by Seller or any member of its Controlled Group.

          3.21.2. With respect to the Plans, the Seller has delivered or made available to the Buyer a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument;
(ii) the most recent determination letter issued by the IRS; (iii) any summary plan description, summary of material modifications, and other written communications by the Seller or South Buffalo to their employees concerning the extent of the benefits provided under a Plan; (iv) all communications received from or sent to the IRS or the United States Department of Labor within the last three years, including but not limited to any Forms 5330; and (iv) for the seven most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and
(D) attorney's response to an auditor's request for information. With respect to the Plans, the Seller has delivered to the Buyer a current, accurate and complete copy thereof, and any summary plan descriptions.

          3.21.3. (i) Each of the Plans has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each of the Plans which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter from the IRS within the last seven years as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject South Buffalo, either directly or by reason of its affiliation with any member of its Controlled Group, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; (v) except as listed in Exhibit 3.21 no "reportable event" (as such term is defined in ERISA section 4043) for which notice has not been waived, "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any of the Plans; and

(vi) neither South Buffalo nor any member of its Controlled Group has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

          3.21.4. Except as listed in Exhibit 3.21, with respect to each of the Plans that is not a multiemployer plan within the meaning of section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Closing Date, the assets of each such plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Plan on a projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports. In addition, with respect to each of the Plans that is not a multiemployer plan within the meaning of section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, (i) neither South Buffalo nor Seller has withdrawn from such plan during a plan year in which it was a "substantial employer" (within the meaning of Section 4001(a)(2) of ERISA); (ii) neither South Buffalo nor Seller has filed a notice of intent to terminate any such plan or adopted any amendment to treat any such plan as terminated; (iii) the Pension Benefit Guarantee Corporation ("PBGC") has not instituted proceedings to terminate any such plan; (iv) no other event or condition has occurred which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (v) all required premium payments to the PBGC have been paid when due; and (vi) no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made.

          3.21.5. With respect to any multiemployer plan (within the meaning of ERISA section 4001(a)(3)) to which South Buffalo or any member of its Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) neither South Buffalo nor any member of its Controlled Group has incurred any withdrawal liability under Title IV of ERISA which has not been discharged in its entirety when due or would be subject to such liability if, as of the Closing Date, South Buffalo or any member of its Controlled Group were to engage in a "complete withdrawal" (as defined in ERISA section 4203) or "partial withdrawal" (as defined in ERISA section 4205) from any such multiemployer plan; (ii) no such multiemployer plan is in "reorganization" or "insolvent" (as those terms are defined in ERISA sections 4241 and 4245, respectively); (iii) neither South Buffalo nor any member of its Controlled Group has failed to make any required contributions; (iv) no such plan is a party to any pending merger or asset or liability transfer; (v) there are no PBGC proceedings against or affecting any such plan; and (vi) neither South Buffalo nor any member of its Controlled Group has received any notice that increased contributions may be necessary to avoid a reduction in plan benefits or the imposition of any excise tax.

          3.21.6. With respect to any of the Plans, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to Seller's or South Buffalo's Knowledge, threatened and (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

          3.21.7. Except as listed on Exhibit 3.21, none of the Plans could result in the payment to any present or former employee of South Buffalo of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of South Buffalo as a result of the transaction contemplated by this Agreement. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of South Buffalo that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code.

          3.21.8. Except as disclosed on Exhibit 3.21, none of the Plans provides for or continues medical or health benefits, or life insurance or other death benefits (through insurance or otherwise) for any employee or any dependent or beneficiary of any employee after such employee's retirement or other termination of employment except as may be required by COBRA or applicable state law, and there has been no communication to any employee that could reasonably be expected to promise or guarantee any such benefits. For purposes of the Agreement, "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, and any similar state group health plan continuation law, together with all regulations and proposed regulations promulgated thereunder.

          3.21.9. South Buffalo and each member of its Controlled Group has complied in all respects with COBRA with respect to any events occurring prior to and including the Closing Date.

          3.21.10. No condition exists as a result of which South Buffalo would have any liability, whether absolute or contingent, including any obligations under the Plans, with respect to any misclassification of a person performing services for the South Buffalo as an independent contractor rather than as an employee.

          3.21.11. Except as listed on Exhibit 3.21, none of the Plans is, and neither South Buffalo nor any member of its Controlled Group has ever contributed to, or had an obligation to contribute to, (i) a "voluntary employees' beneficiary association" (within the meaning of Section 501(c)(9) of the Code), or (ii) a "multiple employer welfare arrangement" (within the meaning of Section 3(40)(A) of ERISA).

          3.21.12. No employees of South Buffalo are currently accruing any additional benefits under any arrangement that would be considered an "employee stock ownership plan" within the meaning of Section 407(d)(6) of ERISA.

     3.22. BOOKS AND RECORDS. The minute books of South Buffalo, as previously made available to Buyer and its representatives, contain accurate records of all meetings of, and corporate actions or written consents by, the stockholders and board of directors of South Buffalo to the date hereof. Except as disclosed under this Agreement, South Buffalo does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of South Buffalo.

     3.23. BANK ACCOUNTS. As of the Closing Date, South Buffalo will not have or maintain accounts at any bank or other depository institution except as necessary for Seller to perform under the Transition Services Agreement. South Buffalo does not rent safe deposit boxes at any bank.

     3.24. POWERS OF ATTORNEY. There are no persons holding powers of attorney from South Buffalo.

     3.25. COMPENSATION OF EMPLOYEES. Listed on Exhibit 3.25 is an accurate and complete list of the names of all non-represented persons employed by South Buffalo on the date hereof and the amount of their current annualized compensation and no such person has given or received notice of the termination of his or her employment.

     3.26. AGREEMENTS WITH REGULATORY AGENCIES. Except as listed on Exhibit 3.26, South Buffalo is not subject to any cease-and-desist or other order issued by, is not a party to any written agreement, consent agreement or memorandum of understanding with is not a party to any commitment letter or similar undertaking to, is not subject to any order or directive issued by, is not a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any federal or state regulatory agency or other court, administrative agency or commission or other governmental or regulatory authority or instrumentality (collectively, a "Governmental Entity") that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, a "Regulatory Agreement"). South Buffalo has not been advised since January 1, 1998 by any federal or state regulatory agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

     3.27. LACKAWANNA FACILITIES. Seller has made no representation or warranty express or implied, as to its no intention to sell, lease, shut-down, or curtail production at its Galvanized Product Division facilities at Lackawanna, New York. As to Seller's Coke Oven Division at Lackawanna, New York, Seller intends to shut down the facility.

     3.28. NONCOMPLIANCE REPORTS. Except as listed on Exhibit 3.28, to the extent that, since January 1, 2001, South Buffalo has received inspection reports from the Federal Railroad Administration or any state or local agency identifying failure of the Rail Facilities or Locomotives to comply in any respect with applicable law or regulations, or otherwise identifying unsafe conditions on or related to the Rail Facilities (together,"Noncompliance"), South Buffalo has remedied each such Noncompliance.

     3.29. RAIL INSPECTIONS. Since January 1, 1996, there have been no inspections of the Rail Facilities by (i) track geometry car, (ii) rail detector car, (iii) gauge restraint measuring system car, or (iv) other inspection cars that operate on rail lines.

     3.30. PLANT CLOSURE, ETC. Except as listed on Exhibit 3.30, neither Seller nor South Buffalo has received notice from any customer served by South Buffalo to the effect that (i) such customer intends to close a facility served by South Buffalo, or (ii) such customer intends to reduce its annual usage of rail service by five hundred (500) or more carloads per year as compared to the volume such customer shipped or received in calendar year 2000.

     3.31. DISCLAIMER. Except as expressly set forth herein, South Buffalo and its assets are "as is, where is" and Seller expressly disclaims any express or implied representation or warranty and, except as otherwise expressly set forth herein, Buyer agrees that no warranties, expressed or implied, contained in the Uniform Commercial Code or otherwise (including, without limitation, the implied warranties of merchantability and fitness for particular purpose) shall apply to the transactions contemplated hereby or said assets, and Buyer acknowledges that, except as otherwise expressly set forth herein, the assets are "as is, where is."


              ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer represents and warrants to Seller as follows:

     4.1. INCORPORATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2. AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action. Subject to any required approval or exemption from approval by the Surface Transportation Board, this Agreement and all agreements and instruments contemplated hereby are legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by any applicable bankruptcy or insolvency laws or the discretion of courts to grant or deny certain remedies.

     4.3. NO BROKER. Buyer has not retained or used the services of any broker or finder in bringing about this transaction. No commission or fee is due any third party as a result of its actions with respect to this transaction.


                             ARTICLE 5. COVENANTS.

     5.1. CONDUCT OF COMPANY PRIOR TO CLOSING.

          5.1.1. During the period from the date of this Agreement to Closing, except as expressly required or permitted by this Agreement, South Buffalo shall, and Seller shall cause South Buffalo to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice and in compliance in all material respects with applicable laws, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and business relationships and retain the services of its key officers and key employees, (c) take no action which would adversely affect or delay in any respect the ability of Buyer or South Buffalo to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement, (d) take no action which would, if taken prior to the date hereof, would be required to be disclosed to Buyer or result in a breach hereunder and (e) take no action which would materially limit Buyer's ability to operate South Buffalo's business as currently conducted.

          5.1.2. During the period from the date of this Agreement to Closing, except as expressly required or permitted by this Agreement, South Buffalo shall, and Seller shall cause South Buffalo to, (a) maintain the Rail Facilities of South Buffalo in the ordinary course consistent with past practice, and (b) make all substitutions of rail and other track materials with like kind and quality materials. During the period from the date of this Agreement to Closing, except as expressly required or permitted by this Agreement, South Buffalo shall not, and Seller shall not cause South Buffalo to:

          (a) grant, amend, modify extend or terminate any trackage rights agreement, haulage agreement, power-run-through agreement, marketing agreement, joint facilities agreement or other agreements with carriers materially affecting the operations on, or marketing of traffic to, from or over, the Rail Facilities;

          (b) abandon or discontinue service over all or any portion of the Rail Facilities, or commence a regulatory proceeding to facilitate any such abandonment or discontinuance;

          (c) enter into, materially amend or renew any agreements with shippers or receivers for movement of traffic over the Rail Facilities, except for agreements that both (A) are in the ordinary course of business consistent with the past business practices of South Buffalo, and (B) are terminable on sixty
(60) days' notice or less and do not include provisions for service in excess of ordinary common carrier service, in-transit services, service penalties, car supply obligations or demurrage terms more favorable in any regard than the terms set forth in Freight Tariff ASLG 6004 (effective October 1, 1994);

          (d) enter into any agreement with a shipper or receiver that would cause or facilitate the diversion of a material amount of traffic from the Rail Facilities; or

          (e) except as listed on Exhibit 5.1(e), or as provided in Section 2.3, transfer any assets of South Buffalo to any affiliate of South Buffalo or Seller (for consideration or otherwise).

     5.2. ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Seller will (a) afford Buyer and its representatives reasonable access to South Buffalo's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and its representatives with copies of such materials as reasonably requested by Buyer and (c) furnish Buyer and its representatives with such additional financial, operating, and other data and information as Buyer may reasonably request.

     5.3. REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the purchase of the Stock and the other transactions contemplated by this Agreement, including, without limitation, (a) obtaining all consents, approvals, waivers, licenses, permits or authorizations as are required to be obtained under any applicable law or regulation or from any governmental authorities or third parties in connection with the transactions contemplated by this Agreement, (b) defending any lawsuits or other proceedings challenging this Agreement and (c) accepting and delivering additional instruments necessary to consummate the transactions contemplated by this Agreement.

     5.4. PUBLIC ANNOUNCEMENTS. Neither Seller, South Buffalo nor Buyer will issue or cause the publication of any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the written consent of all of the parties hereto; PROVIDED, that, any party hereto may make a public announcement to the extent required by law, judicial process or the rules, regulations or interpretations of the Securities and Exchange Commission.

     5.5. RISK OF LOSS; CONDEMNATION. Subject to the limitations hereinafter stated, as between Buyer and Seller, the risk of loss or damage by fire or other casualty or cause, or of condemnation, shall be upon Seller. In the event of loss, damage or condemnation prior to Closing, and subject to the termination rights set forth below, Seller shall use reasonable efforts to promptly restore, repair or replace the damaged or lost assets to their previous condition at Seller's sole cost and expense within a reasonable time after the occurrence of such loss, damage or condemnation (for which time the Closing Date may be extended up to sixty (60) days by either Party), unless (i) Buyer and Seller agree that such restoration, replacement or repair of the assets in question is not appropriate, (ii) Buyer provides written notice to Seller, within ten (10) days after the loss, damage or condemnation, that it will accept an adjustment to the Purchase Price in an amount equal to the cost of restoration, replacement or repair in lieu of Seller's undertaking same, or (iii) the cost of such restoration is Twenty-Five Thousand Dollars ($25,000) or less. If the cost of restoration, replacement or repair is more than Five Hundred Thousand Dollars ($500,000) and less than One Million Dollars ($1,000,000), Buyer shall have the right to terminate this Agreement by providing written notice of termination to Seller within fifteen (15) days after Buyer receives notice of the loss, damage or condemnation. If the cost of restoration, replacement or repair is more than One Million Dollars ($1,000,000), Buyer and Seller each shall have the right to terminate this Agreement by giving written notice to the other within fifteen
(15) days after receipt of notice of the loss, damage or condemnation.

                        ARTICLE 6. CONDITIONS TO CLOSING.

     6.1. CONDITIONS TO BUYER'S OBLIGATION. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver, if lawful), as of the Closing, of each of the following conditions.

          (a) The representations and warranties contained in Article 3 hereof shall be true and correct in all material respects on the Closing Date as if such representations and warranties were made on and as of such date and, at the Closing, Seller shall have executed and delivered to Buyer a certificate to that effect.

          (b) The obligations of Seller and South Buffalo to be performed before the Closing Date pursuant to the terms of this Agreement shall have been performed and complied with in all material respects and, at the Closing, Seller shall have executed and delivered to Buyer a certificate to that effect.

          (c) On the Closing Date there shall be: (i) no injunction, writ, preliminary injunction or other order in effect of any nature issued by a court or governmental authority having jurisdiction that prohibits or restrains or restricts in any material respect the consummation of the transactions contemplated hereby; and (ii) no statute, rule, regulation, judgment order enacted, entered, enforced, promulgated or deemed applicable to the transactions contemplated by this Agreement that prohibits the consummation of the transactions contemplated hereby or materially limits Buyer's ability to operate South Buffalo's business as currently conducted.

          (d) Seller shall have executed and delivered the Confidentiality Agreement referred to in Section 8.2.1(b), the Transportation and Related Services Agreement referred to in Section 8.3, the Cooperation Agreement referred to in Section 8.4, and the Transition Services Agreement referred to in Section 8.7.

          (e) Seller and Buyer shall have obtained all required approvals, permits, authorizations and consents of any governmental, administrative or regulatory agency (federal, state, local or otherwise), which are listed on
Exhibit 6.1(e), upon terms reasonably acceptable to both parties.

          (f) Buyer shall have reasonably satisfied itself that neither it nor South Buffalo shall have any liability for labor protection that may be imposed in connection with this transaction.

          (g) Buyer shall have satisfied itself that since December 31, 2000, South Buffalo has not: (i) incurred any obligations or liabilities, absolute, accrued, contingent or otherwise, except current liabilities in the ordinary course of business consistent with past practice; (ii) made any loans, advances, assignments or distributions of money, contracts or assets to any officer, director or stockholder, other than payments in the ordinary course of business consistent with past practice and except as provided in Section 2.4; (iii) discharged or satisfied any liens or encumbrances or paid any obligations or liabilities, except current Balance Sheet liabilities and current liabilities incurred since August 31, 2001, in each case, in the ordinary course of business consistent with past practice; (iv) declared or made any stockholder payment or distribution except in the ordinary course of business consistent with past practice and except as provided in Section 2.4 or purchased or redeemed any of its securities or agreed to do so; (v) mortgaged, pledged or subjected to lien, encumbrance or charge any of its assets; (vi) cancelled any debt or claim or sold or transferred any assets except sales from inventory in the ordinary course of business consistent with past practice; (vii) suffered any damage, destruction or loss (whether or not covered by insurance) materially affecting its properties, business or prospects; (viii) waived any rights of substantial value; (ix) agreed to any amendments or modifications in any marketing arrangement or transportation agreement to which it is a party, (x) agreed to any changes in (A) the rights of third parties to operate or use the assets or properties of South Buffalo or (B) the rights of South Buffalo to operate or use the assets or properties of any third party, (xi) made any Tax elections that could adversely affect South Buffalo's Tax obligations with respect to any period that includes or occurs after the Closing Date; or (xii) entered into any material transaction other than in the ordinary course of business consistent with past practice.

          (h) Buyer shall have completed its due diligence review of South Buffalo and the Rail Facilities, and the results of such review shall be acceptable to Buyer in its sole discretion.

          (i) Buyer shall have obtained, within fourteen (14) days after the date of this Agreement, approval from Fleet National Bank (as agent) for use of Buyer's credit facility in an amount up to the Purchase Price, on terms acceptable to Buyer in its sole discretion, in connection with Buyer's acquisition of the Stock and consummation of the transactions described in this Agreement.

          (j) Seller shall have delivered to Buyer an affidavit concerning its ownership of the Long Bridge in the form of Exhibit 6.1(j).

     Notwithstanding the foregoing, Buyer may waive the satisfaction of the conditions contained in Sections 6.1(a), (b), (e) (as it relates to Buyer's approvals), (f), (g), (h), (i) and (j).

     6.2. CONDITIONS TO SELLER'S OBLIGATION. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver, if lawful), as of the Closing, of each of the following conditions:

          (a) The representations and warranties contained in Article 4 hereof shall be true and correct on the Closing Date as if such representations and warranties were made on and as of such date and, at the Closing, Buyer shall have executed and delivered to Seller a certificate to that effect.

          (b) The obligations of Buyer to be performed before the Closing Date pursuant to the terms of this Agreement shall have been performed and complied with in all material respects and, at the Closing, Buyer shall have executed and delivered to Seller a certificate to that effect.

          (c) On the Closing Date there shall be (i) no injunction, writ, preliminary injunction or other order in effect of any nature issued by a court or governmental authority having jurisdiction that prohibits or restrains or restricts in any material respect the consummation of the transactions contemplated hereby or (ii) no statute, rule, regulation, judgment order enacted, entered, enforced, promulgated or deemed applicable to the transactions contemplated by this Agreement that prohibits the consummation of the transactions contemplated hereby or materially limits Buyer's ability to operate South Buffalo's business as currently conducted.

          (d) Seller and Buyer shall have entered into and delivered the Confidentiality Agreement referred to in Section 8.2.1(b), the Transportation and Related Services Agreement referred to in Section 8.3, the Cooperation Agreement referred to in Section 8.4, and the Transition Services Agreement referred to in Section 8.7.

          (e) Seller and Buyer shall have obtained all required approvals, permits, authorizations and consents of any governmental, administrative or regulatory agency (federal, state, local or otherwise), which are listed on
Exhibit 6.2(e), upon terms reasonably acceptable to both parties.

          (f) Seller shall have reasonably satisfied itself that neither Seller nor its affiliates shall have any liability for labor protection that may be imposed in connection with this transaction (other than labor protection that arises pursuant to the terms of a collective bargaining agreement to which Seller, its affiliates and/or South Buffalo is a party).

     Notwithstanding the foregoing, Seller may waive the satisfaction of the conditions contained in Sections 6.2(a), (b), (e) (as it relates to Seller's approvals) and (f).


                             ARTICLE 7. EMPLOYMENT.

     7.1. EMPLOYEES AND EMPLOYEE BENEFIT ISSUES.

          7.1.1. Subject to the provisions of this Section 7.1, Buyer shall ensure that South Buffalo shall, as of the Closing Date, (i) continue all individuals who are at the Closing Date salaried or hourly paid employees of South Buffalo (including employees actively at work for South Buffalo and employees who are absent from employment due to layoff less than two (2) years, accident, injury or military service or other authorized absence but who have not incurred a break in continuous service) (the "Current Employees") in the same employment status as at the Closing Date and (ii) provide responsibilities to each of the Current Employees at a level similar to his or her responsibilities as of the Closing Date. This Section shall not be construed as a commitment or guarantee of future employment by South Buffalo of the Current Employees after Closing.

          7.1.2. Seller shall retain responsibility for all liabilities, obligations and commitments of South Buffalo and/or Seller relating to employee benefits for former employees of South Buffalo who retired, have been laid off for more than two (2) years or otherwise incurred a break in continuous service prior to the Closing Date and who are not retained by South Buffalo after the Closing Date. Seller shall also take or cause to be taken any actions necessary to ensure that Current Employees do not participate in or have any rights with respect to Seller's employee benefit programs after the Closing Date, except as set forth in Section 7.1.4.

          7.1.3. Buyer shall ensure that South Buffalo shall materially continue all compensation and employee benefit programs and all collective bargaining agreements covering the Current Employees as of the Closing Date, including the establishment of new plans and trusts as necessary to provide benefits materially equivalent to Seller's plans in which the Current Employees participated prior to the Closing Date; provided, however, that benefits payable to Current Employees under any defined benefit pension plan so established by South Buffalo may be offset (or reduced) by any pension benefits accrued by a Current Employee as of the Closing Date under Seller's Pension Plan pursuant to
Section 7.1.4. Subject to the provisions of Section 7.1.5, Buyer shall also ensure that South Buffalo shall assume, defend, pay, perform or discharge when due any and all liabilities, obligations and commitments of South Buffalo relating to or arising under such compensation or employee benefit programs or collective bargaining agreements relating to Current Employees after the Closing Date, including but not limited to such post-retirement life insurance and medical benefits as may be from time to time applicable after the Closing Date. Buyer shall also ensure that South Buffalo shall take no action which would increase any of the liabilities, obligations or commitments of South Buffalo which accrued or arose prior to the Closing Date under any of such compensation or employee benefit programs or such collective bargaining agreements or otherwise. The employees of South Buffalo who are employed by Buyer after the Closing shall be treated under the Seller's Employee Stock Ownership Plan and Special Profit Sharing Plan as if such employees had terminated employment with Seller or South Buffalo as of the date of Closing. Seller shall retain responsibility for making contributions, at such times and in such amounts as required under the Special Profit Sharing Plan, to pay amounts that become payable to such employees under the Special Profit Sharing Plan after the Closing Date. Notwithstanding the foregoing, Seller acknowledges that these plans are not plans which Buyer is required to provide pursuant to Section 7.1.3.

          Notwithstanding anything in this Agreement to the contrary, in the event that (1) prior to the earlier of (i) five (5) years from the Closing Date or (ii) the completion of negotiations with respect to a successor collective bargaining agreement applicable to Current Employees, a challenge is made through the applicable grievance procedure that South Buffalo is required by the applicable collective bargaining agreement(s) to provide Sickness and Accident Benefits and retiree health benefits for Current Employees who are members of a collective bargaining unit in the precise manner described in said agreements rather than coverage which is materially equivalent, as required by this Section 7.1.3, (2) South Buffalo shall oppose such challenge through arbitration but an arbitrator shall uphold such challenge, and (3) South Buffalo or Buyer is unable to do so, Seller shall, if so requested in writing by Buyer, take the following actions:

          (a) with respect to Sickness and Accident Benefits, permit the affected Current Employees to enroll in and be covered by a program of Seller which provides such benefits, and

          (b) with respect to retiree health benefits, permit the affected Current Employees, upon retirement from South Buffalo, to enroll in the retiree health program (if any) of Seller from time to time applicable had such Current Employee retired immediately prior to Closing.

     The coverage so provided by Seller shall continue in effect until Buyer or South Buffalo is able to resolve through the collective bargaining process the manner in which such coverage is to be provided by Buyer or South Buffalo, and each shall use good faith efforts to so resolve such matter. While such coverage by Seller is in effect, Buyer shall reimburse, or cause South Buffalo to reimburse, Seller for all reasonable expenses incurred by Seller in doing so promptly upon receipt of written notice from Seller to do so, together with reasonable documentation of such expenses.

          7.1.4. As of the Closing Date, Seller shall take or cause to be taken appropriate action to provide that the accrued benefit of the Current Employees under the Pension Plan of Bethlehem Steel Corporation and Subsidiary Companies ("Seller's Pension Plan") shall be frozen as of the Closing Date but that Current Employees will continue to participate in Seller's Pension Plan after Closing and that service with South Buffalo after the Closing Date will continue to be credited as service under Seller's Pension Plan for vesting purposes and for purposes of determining eligibility for an immediate voluntary pension (i.e., Normal Retirement, 62/15 Retirement, 20-Year Retirement and 60/15 Retirement only) but not benefit accrual. Such Current Employees shall not be entitled to receive a pension under Seller's Pension Plan while employed by South Buffalo. Promptly after the Closing Date, Seller shall provide Buyer with a list of all Current Employees who are participating in the Seller's Pension Plan as well as Seller's calculation of and the supporting data for (i) vesting under the Seller's Pension Plan for all such Current Employees, and (ii) the accrued benefits for each such Current Employee under the Seller's Pension Plan (as of the date on which each such Current Employee's accrued benefits under Seller's Pension Plan were frozen).

          7.1.5. Seller shall reimburse South Buffalo for any and all payments to the Current Employees or former employees of South Buffalo made by South Buffalo after the Closing Date other than wages, salaries, profit sharing, vacation and applicable employment taxes which were accrued but unpaid as of the Closing Date in connection with the discharge by South Buffalo of its liabilities, obligations and commitments which were incurred or arose prior to the Closing Date under the compensation, employee benefit programs and collective bargaining agreements applicable to such employees prior to the Closing Date. For purposes of the foregoing sentence, the parties agree that FELA is not an "employee benefit program." Such payment shall be made within 30 days after receipt by Seller of a written demand therefor from South Buffalo, together with such documentation as may be reasonably required by Seller to confirm that such payment was properly made by South Buffalo and is within the scope of this Section 7.1.5.

          7.1.6. For purposes of this Agreement, the term "Collective Bargaining Agreements" shall include the liabilities, obligations and commitments of South Buffalo under the Railway Labor Act or otherwise regarding the contract between

South Buffalo and others and the United Steelworkers of America dated August 1, 1999, the contract between South Buffalo and the United Transportation Union dated September 10, 1997, the contract applicable to South Buffalo and the Brotherhood of Locomotive Engineers dated April 23, 1997, and the contract between South Buffalo and the Brotherhood Railway Carmen Division, dated December 20, 1995.

          7.1.7. After the Closing, Buyer and Seller shall provide each other, and Buyer shall ensure that South Buffalo shall provide Seller, on a continuing basis, at no cost to the other, such information regarding former South Buffalo employees and Current Employees as the other shall reasonably request in order to permit proper administration of its various benefit plans as applicable to such employees.


                     ARTICLE 8. OTHER POST CLOSING MATTERS.

     8.1. BOOKS AND RECORDS. Buyer shall retain and cause South Buffalo to retain all of the books and records of South Buffalo relating to the business conducted by South Buffalo prior to Closing for a period of not less than six
(6) years after the Closing Date and throughout that six- (6-) year period will make them available at the offices of South Buffalo upon two (2) business days' prior written notice, at all reasonable business hours, to Seller and its employees, agents and representatives solely for purposes of defending itself in a litigation or in connection with the preparation of its tax returns.

     8.2. CERTAIN TAX ELECTIONS.

          8.2.1. (a) Seller and South Buffalo will join with Buyer in making an election under Section 338(h)(10) of the Code with respect to the Buyer's purchase of the stock of South Buffalo hereunder (the "Section 338(h)(10) Election"). Seller and Buyer acknowledge that an effect of the Section 338(h)(10) Election will be to cause South Buffalo to be treated as having sold all of its assets in a taxable transaction as of the close of the Closing Date while a member of the Bethlehem Affiliated Group. Seller shall pay all federal income Taxes resulting from the Section 338(h)(10) Election, and shall indemnify and hold Buyer and South Buffalo harmless from all such federal income Taxes.

          (b) To the extent that books and records of South Buffalo are co-mingled with books and records of Seller (or of any affiliate of Seller), and such books and records are not segregable, (i) such books and records shall be retained by Seller pursuant to its general corporate retention policy, and (ii) upon reasonable cause shown, Seller will provide South Buffalo with access to such records for purposes of inspection and, where appropriate, copying. To the extent inspection of such records will provide South Buffalo with access to Seller's records, South Buffalo and Seller shall enter in an appropriate confidentiality agreement. Seller shall maintain the confidentially of books and records of South Buffalo retained by it pursuant to the terms of the Confidentiality Agreement appended hereto as Exhibit 8.2.1(b).

          8.2.2. Seller and Buyer shall execute Internal Revenue Service Form 8023, Election Under Section 338 for Corporations Making Qualified Stock Purchases, prior to or at Closing. Buyer shall timely file such Form 8023 with the appropriate office(s) of the Internal Revenue Service. Promptly after such filing, Buyer shall provide a photocopy of the Form 8023 (including any attachments) as filed to the Seller.

          8.2.3. Neither Seller nor Buyer shall take, nor shall they permit any affiliate to take, any position for federal income Tax purposes that is inconsistent with the Section 338(h)(10) Election or the information set forth in the Form 8023 executed by Seller and Buyer with respect to the Section 338(h)(10) Election, unless required to do so pursuant to a final
"determination" within the meaning of Code Section 1313.

          8.2.4. Seller and Buyer intend the Section 338(h)(10) Election to be effective, if possible, for New York state and local income Tax, as well as federal income Tax, purposes, and agree to timely execute and file any documents that may be required under applicable New York law for such elections to be effective.

     8.3. RAIL SERVICE. South Buffalo shall provide rail service to Seller after Closing pursuant to the terms and conditions set forth in the Transportation and Related Services Agreement attached hereto as Exhibit 8.3.

     8.4. COOPERATION AGREEMENT. Seller owns approximately 1,500 acres of land in New York that is, or can be, serviced by South Buffalo's operations. Seller intends to develop all or part of this land and in connection with such development desires the cooperation of Buyer and South Buffalo. Seller and Buyer (on behalf of itself and South Buffalo) shall enter into an agreement contemporaneous with Closing substantially in the form of the Cooperation Agreement attached hereto as Exhibit 8.4.

     8.5. LOCOMOTIVES. (a) From the Locomotives owned and leased by South Buffalo, as identified on Exhibit 8.5, Seller shall be obligated to cause South Buffalo to have eight (8) Locomotives in good working order as of the Closing Date. Each Locomotive owned by South Buffalo, as indicated on Exhibit 8.5 (the "Owned Locomotives"), shall be presumed to be in good working order as of the Closing Date, unless Buyer provides Seller with a written rejection notice ("Rejection Notice") within five (5) days after Closing; provided that Locomotive S-5, S-6 and S-33 shall be presumed to be in good working order as of the Closing Date. However, for purposes of its inspection, Buyer will not use the condition of S-33 as the standard for "good working order" in determining necessary repairs. As to each Owned Locomotive for which Buyer provides a Rejection Notice, Buyer shall provide to Seller, within ten (10) days after Closing, a written estimate of the cost to repair such Locomotive ("Repair

Estimate"). Within five (5) days after receipt of a Repair Estimate, Seller shall either (i) remit to Buyer the amount of the Repair Estimate for up to five
(5) such Locomotives, or (ii) from the Locomotives on Exhibit 8.5 that are leased and that are in good working order (the "Leased Locomotives"), cause title to up to five (5) such Locomotives to be transferred to South Buffalo free and clear of all liens and encumbrances.

     (b) Seller shall lease to South Buffalo at no charge up to five (5) Leased Locomotives until the latter of (i) the date on which the process in Section 8.5(a) is completed or (ii) 60 days from the Closing Date. South Buffalo will maintain the Leased Locomotives while in its possession, up to a total expense of Ten Thousand Dollars ($10,000) per unit; Seller shall reimburse Buyer for any excess cost to repair a Leased Locomotive.

     8.6. RETAINED LAW SUITS. Seller shall defend at its sole expense and retain all liability in connection with the law suits identified on Exhibit 8.6 hereof.

     8.7. FURTHER ASSURANCES. Seller shall from time to time, at Buyer's request and without further consideration, execute and deliver to Buyer such instruments of transfer, conveyance and assignment and take such further action as Buyer may reasonably request to evidence further the transfer, conveyance and assignment of the Stock to Buyer or to make effective the transactions contemplated by this Agreement. Similarly, Buyer shall from time to time, at Seller's request and without further consideration, execute and deliver to Seller such instruments of acceptance and take such further action as Seller may reasonably request to evidence further Buyer's acceptance of the Stock or to make effective the transactions contemplated by this Agreement.

     8.8. TRANSITION SERVICES AGREEMENT. Buyer acknowledges that certain services are provided to South Buffalo by Seller's subsidiary railroad home office staff. Certain of these services will continue to be supplied after Closing. Seller and Buyer (on behalf of itself and South Buffalo) shall enter into an agreement contemporaneous with Closing substantially in the form of the Transition Services Agreement attached hereto as Exhibit 8.8.

     8.9. UTILITY CONNECTIONS. Within one (1) year after Closing, or such time as the Parties shall agree, Seller shall sever all utilities serving the property that connect into other facilities that are owned by Seller. Buyer shall cause South Buffalo to arrange, at its expense, for the reconnection of South Buffalo's property to such public utilities as South Buffalo may desire. To the extent that such new facilities must cross Seller's lands, Seller shall grant to South Buffalo or to the public utilities, at no cost to South Buffalo, easements along routes and on terms reasonably satisfactory to Seller.


                           ARTICLE 9. INDEMNIFICATION.

     9.1. INDEMNIFICATION BY SELLER.

          9.1.1. GENERAL. Seller shall defend, indemnify and hold harmless Buyer from and against any losses, claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, damages, penalties, liabilities, costs and expenses (including without limitation expenses of litigation, settlement costs and reasonable attorneys' fees) (together, "Losses") imposed upon or incurred by Buyer, subject to the limitations provided in Section 9.2 and except for environmental matters covered by Section 9.1.2 ("General Indemnity Claim"), as a result of or in connection with any of the following:

               9.1.1.1. the inaccuracy (in whole or in part) of any representation or warranty made by Seller in this Agreement (as determined in accordance with Section 9.1.3) (except the representations and warranties set forth in Section 3.9, which shall be handled in accordance with Section 9.1.2 hereof);

               9.1.1.2. any default in the performance by Seller of any covenant, agreement or obligation to be performed by Seller pursuant to the terms and provisions of this Agreement;

               9.1.1.3. any debt, obligation or liability resulting from or in connection with the operation of the business of South Buffalo or the ownership of the assets by South Buffalo prior to the Closing Date which is not reflected in the Financial Statements or otherwise disclosed to Buyer in this Agreement (except for the matters referred to in Section 9.1.1.4); and

               9.1.1.4. any matters set forth on Exhibit 9.1.1.4 (to the extent set forth on that schedule).

          9.1.2. ENVIRONMENTAL. Seller shall defend, indemnify and hold harmless Buyer from and against any Losses imposed upon or incurred by Buyer, subject to the limitations provided in Section 9.2 ("Environmental Indemnity Claim"), as a result of or in connection with claims or demands made by third parties (including without limitation orders and directives of governmental entities, whether or not such governmental entities have commenced formal proceedings) for the following:

               9.1.2.1. the release or threatened release of Hazardous Substances at, on or under the Premises prior to the Closing Date, which is in violation of, or requires investigation, cleanup or remediation under or pursuant to, any applicable Environmental Law; provided, that Seller's indemnifications under this Section 9.1.2.1 shall not include Losses resulting from or in connection with the release or threatened release of Hazardous Substances on real property not owned by Seller or South Buffalo unless the release or threatened release in question was caused by an act or omission by Seller or South Buffalo prior to the Closing Date;

               9.1.2.2. the inaccuracy (in whole or in part) of any of Seller's representations and warranties in section 3.9 hereof (as determined in accordance with Section 9.1.3 hereof);

               9.1.2.3. any matters set forth on Exhibit 9.1.2.3 (to the extent set forth on that schedule); and

               9.1.2.4. the RCRA Section 3008 (h) Administrative Order on Consent, dated August 13, 1990 (Docket No. II RCRA-90-3008(h)-0201 (the "Order on Consent"), and any additional investigation, remediation, monitoring and/or clean-up that may be required by any state or federal agency as a result of or arising from the solid waste management units that are the subject of the Order on Consent.

          9.1.3. KNOWLEDGE LIMITATION. For purposes of Seller's indemnification obligations under Sections 9.1, all of Seller's representations and warranties in Article 3, which are limited as being "to the best of Seller's Knowledge," shall be construed as not being subject to such limitation. By way of example, if to the best of Seller's Knowledge, as of the date hereof and the Closing Date, Seller has "all necessary power to own all of its properties and assets..." as represented in Section 3.1, but in fact Seller does not have all necessary power, then Seller shall indemnify Buyer pursuant to Section 9.1.1.1 hereof, and Buyer may assert an Indemnity Claim for Losses arising in connection therewith, without regard to whether the lack of all necessary power was within Seller's Knowledge at any relevant time.

          9.1.4. EXCLUSION. Notwithstanding any provision to the contrary herein, Seller shall not have any indemnification obligation with respect to Environmental Indemnity Claims caused by or arising out of (i) the presence of creosote ties on the Premises, (ii) the presence of slag ballast on the Premises, (iii) the presence of asbestos in buildings on the Premises, (iv) leakage of lubricants, fuel and coolants from locomotives that are not reportable spills, (v) electrical equipment containing polychlorinated biphenyls in non-reportable amounts and (vi) the presence on the Premises of rail, ties, ballast and other track material of a type customarily used by railroads applying industry standard track construction practices. For purposes of this Section 9.1.4, the term "other track material" shall be limited to rail, ties, ballast, spikes, bolts, angle bars, tie plates and switches.

     9.2. LIMITATION OF LIABILITY OF SELLER.

          9.2.1. GENERAL. All General Indemnity Claims shall be limited as follows:

               9.2.1.1. Seller shall have no liability with respect to a General Indemnity Claim unless and until the amount of all such claims exceeds Two Hundred Thousand Dollars ($200,000) (the "General Basket"), and then only to the extent of such excess; provided, that (i) the limitation set forth in this
Section 9.2.1.1 shall not apply to General Indemnity claims that relate to the inaccuracy of a representation made by Seller in one or more of Sections 3.3, 3.7, 3.11, 3.12 or 3.21, or to a failure by Seller to perform its obligations under Sections 7.1.2, 7.1.4, 7.1.5 or 11.3 hereof; (ii) the General Basket shall not be available in connection with a General Indemnity Claim based upon the inaccuracy of one or more of Seller's representations in Article 3 if, as of the Closing Date, the inaccuracy of such representation(s) was within Seller's Knowledge; (iii) Buyer shall be entitled to indemnification for Losses in excess of the General Basket as soon as the Losses incurred by Buyer, in aggregate, exceed the General Basket amount, without regard to the amount of Losses incurred by Buyer, in aggregate, at the time any particular General Indemnification Claim is asserted or resolved; and (iv) the

General Basket shall not apply to matters listed on Schedule 9.1.1.4.

               9.2.1.2. Seller's liability with respect to General Indemnity Claims shall be limited as to time as follows: Seller shall have no liability with respect to any General Indemnity Claims under Section 9.1.1.1, Section
9.1.1.2 or Section 9.1.1.3 asserted after the second (2nd) anniversary of the Closing Date; provided, however that there shall be no time limit with respect to General Indemnity Claims that relate to a breach of Sections 3.3, 3.11, 3.21,
7.1.2 or 7.1.4, or any General Indemnity Claims that are asserted under Section 9.1.1.4; provided, further, that Seller shall have no liability with respect to General Indemnity Claims under Section 3.12 asserted after the 10th anniversary after the Closing Date; provided, further, that any General Indemnity Claim under Section 9.1.1.1 that relates to the inaccuracy of a representation made by Seller in Section 3.7, any General Indemnity Claim under Section 9.1.1.3 that relates to a Tax debt, Tax obligation, or Tax liability of South Buffalo, and any General Indemnity Claim under Section 9.1.1.2 that relates to a failure by Seller to perform its obligations under Section 8.2 or Section 11.3, may be made by Buyer at any time before the thirtieth (30th ) day after the end of the applicable statute of limitations.

          9.2.2. ENVIRONMENTAL INDEMNITY CLAIMS. All Environmental Indemnity Claims shall be limited as follows:

               9.2.2.1. Seller shall not be obligated for any Environmental Indemnity Claim made after the tenth (10th) anniversary of the Closing Date; provided, that there shall be no time limitation for any Environmental Indemnity Claim asserted pursuant to Section 9.1.2.3 or 9.1.2.4. Following the tenth
(10th) anniversary of the Closing Date, the rights and obligations of the Parties for violations of Environmental Law and releases or threatened release of Hazardous Substances on or affecting the Premises prior to the Closing Date shall be as provided under applicable law.

               9.2.2.2. Seller shall have no liability with respect to an Environmental Indemnity Claim unless and until the amount of all such claims exceeds Two Hundred Thousand Dollars ($200,000) (the "Environmental Basket") and then only to the extent of such excess; provided, that (i) the limitation set forth in this Section 9.2.2.2 shall not apply to Environmental Indemnity Claims asserted pursuant to Section 9.1.2.3 or Section 9.1.2.4; (ii) Buyer shall be entitled to indemnification for Losses in excess of the Environmental Basket as soon as the Losses incurred by Buyer, in aggregate, exceed the Environmental Basket amount, without regard to the Losses incurred by Buyer, in aggregate, at the time any Environmental Indemnification Claim is asserted or resolved; (iii) the Environmental Basket shall not apply to Environmental Indemnity Claims based on matters that, if adversely determined, would likely require no action by Buyer other than the payment of fines or penalties (a "Fine Claim"); and (iv) the Environmental Basket shall not be available in connection with an Environmental Indemnity Claim based upon the inaccuracy of Section 3.9 if, as of the Closing Date, the inaccuracy of that representation was within Seller's Knowledge (a "Breach of Representation Claim") .

               9.2.2.3. Seller's indemnification obligation to Buyer with respect to Environmental Indemnity Claims (other than Fine Claims, Breach of Representation Claims and Environmental Indemnity Claims asserted under Section
9.1.2.3 or 9.1.2.4), shall be limited as follows:

               (i) Seller shall pay 80 percent and Buyer shall pay 20 percent of the first Two Million Dollars ($2,000,000) of aggregate Losses in excess of the Environmental Basket;

               (ii) Seller shall pay 90 percent and Buyer shall pay 10 percent of the Losses in excess of the amount equal to the sum of the Environmental Basket, plus Two Million Dollars ($2,000,000); and

               (iii) Buyer's share of Losses under this Section 9.2.2.3, in aggregate, shall not exceed Five Hundred Thousand Dollars ($500,000) over and above the Environmental Basket, and Seller shall bear 100 percent of Losses once the Losses incurred by Buyer hereunder equals Five Hundred Thousand Dollars ($500,0000).

          9.2.3. Seller shall have no liability with respect to General Indemnity Claims or Environmental Indemnity Claims to the extent that such claims in the aggregate exceed the purchase price set forth in Section 2.1, as adjusted pursuant to Section 2.4; provided, that the limitation set forth in this Section 9.2.3 shall not apply to General Indemnity Claims based upon the inaccuracy of Seller's representations in Sections 3.3, 3.7 or 3.21 or that are based on a failure by Seller to perform its obligations under Sections 7.1.2, 7.1.4, 7.1.5 or 11.3.

          9.2.4. Seller shall have no liability for any portion of any penalty or fine assessed against Buyer or South Buffalo for violation of any law or regulation which relates to the operation of the business of South Buffalo on and after the Closing Date.

          9.2.5. NO CONSEQUENTIAL DAMAGE. Anything herein contained to the contrary notwithstanding, Seller shall not be liable to Buyer under Section 9.1 for any special, indirect, or consequential damages incurred by Buyer or South Buffalo including, but not limited to, loss of profits, loss of operating time or increased operating or maintenance expenses.

          9.2.6. EXCLUSIVE REMEDY. As between Seller and Buyer, Buyer's rights and remedies provided in Article 9 with respect to the subject matters referred to in Sections 9.1.1 and 9.1.2 shall be deemed exclusive of any other rights or remedies available to Buyer at law or in equity. Furthermore, Buyer waives and releases Seller from any Environmental

Indemnity Claim arising under any federal, state or local environmental laws, rules or regulations, except as otherwise expressly set forth in this Agreement; provided, that after the tenth (10th) anniversary of the Closing Date, the Parties' rights and obligations with respect to releases or threatened releases and violations of Environmental Law affecting the Premises prior to the Closing Date shall be as provided under applicable law.

          9.2.7. Seller's liability shall also be limited by the terms contained in Exhibits 9.1.1.4 and 9.1.2.3.

     9.3. ESCROW. In the event that (i) Buyer makes one or more General Indemnity Claims or Environmental Indemnity Claims (together "Indemnity Claims") within the applicable time limits set forth above, and (ii) Buyer and Seller agree as to the dollar value of such claim (an "Agreed Value"), then, pursuant to joint written instruction to the Bank provided by Buyer and Seller, as provided in the Escrow Agreement, the Escrow Agent shall remit to Buyer from the Escrow Account an amount equal to the Agreed Value (up to an aggregate of Three Million Dollars ($3,000,000). In the event that (i) Buyer makes one or more Indemnity Claims within the applicable time limits set forth above, and (ii) there is no Agreed Value, then (x) Buyer may provide written notice to Escrow Agent and Seller, in the form set forth in the Escrow Agreement, of the existence of one or more Indemnity Claims for which there is no Agreed Value, accompanied by Buyer's estimated dollar value of such claims ("Disputed Amount"), and (y) the Escrow Agent, pursuant to the terms of the Escrow Agreement, shall cause an amount equal to the Disputed Amount to be held in a segregated account, pending resolution of the dispute. By 1:00 p.m. Eastern Standard Time on the First Deferred Payment Date, Buyer shall instruct the Escrow Agent to remit to Seller, by wire transfer of immediately available funds, an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) less the amount


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

of any Agreed Value(s) and then-pending Disputed Amount(s) as of the First Deferred Payment Date. By 1:00 p.m. Eastern Standard time on the Second Deferred Payment Date, Buyer shall instruct the Escrow Agent to remit to Seller, by wire transfer of immediately available funds, an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) less the amount of any Agreed Value(s) that arose after the First Payment Date and the then-pending Disputed Amounts that arose after the First Payment Date. The remittance of resolved Disputed Amounts shall be handled in accordance with the terms and conditions of the Escrow Agreement. If either Party elects to secure payment of the Deferred Payments by use of a letter of credit, this Section 9.3 and the Escrow Agreement shall be amended. To the extent that the provisions of this Section 9.3 conflict with provisions of the Escrow Agreement, the Escrow Agreement shall control.

     9.4. INDEMNIFICATION BY BUYER.

          9.4.1. GENERAL. Subject to the limitations set forth in Section 9.5, Buyer shall defend, indemnify and hold harmless Seller from and against any Losses imposed upon or incurred by Seller as a result of or in connection with any of the following:

               9.4.1.1. the inaccuracy of any representation or warranty made by Buyer in this Agreement;

               9.4.1.2. any default in the performance by Buyer of any covenant, agreement or obligation to be performed by Buyer pursuant to the terms and provisions of this Agreement; and

               9.4.1.3. any debt, obligation or liability resulting from or in connection with the operation of the business of South Buffalo or the ownership of the assets by South Buffalo on or after the Closing Date, other than those specifically assumed by Seller in


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

this Agreement.

          9.4.2. LABOR PROTECTION. Buyer shall indemnify and hold harmless Seller and shall cause South Buffalo to indemnify and hold harmless Seller from and against all claims made, and with respect to circumstances or events that have occurred, after the Closing Date by employees of South Buffalo and liabilities resulting therefrom, subject to the limitations provided in Section 9.5, resulting from the imposition of employee protective arrangements by the Surface Transportation Board (or a successor agency).

     9.5. LIMITATION OF LIABILITY OF BUYER.

          9.5.1. NO CONSEQUENTIAL DAMAGES. Anything herein contained to the contrary notwithstanding, Buyer shall not be liable to Seller under Section 9.4 for any special, indirect or consequential damages or losses including, but not limited to, loss of profits, loss of operating time, or increased operating or maintenance expenses.

          9.5.2. EXCLUSIVE REMEDY. Seller's rights and remedies provided in
Article 9 with respect to the subject matters referred to in Sections 9.4.1.1,
9.4.1.2 and 9.4.1.3 shall be deemed exclusive of any other rights or remedies available to Seller at law or in equity.

          9.5.3. TIME LIMITATION. Buyer shall have no liability with respect to any indemnity claims under Section 9.4.1 asserted by Seller after the second
(2nd) anniversary of the Closing Date.

     9.6. NOTICE OF CLAIM; OBLIGATION TO CONTEST.

          9.6.1. If any claim of liability shall be asserted by a third party against either Party hereto or South Buffalo which (if successfully prosecuted) would give rise to a claim for indemnification under Article 9, the Party receiving such claim shall promptly notify the other Party in writing of the assertion of such claim, provided that the failure to provide such


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

notice shall not affect the indemnitor's obligation to indemnify as set forth in this Agreement, unless, and only to the extent, the indemnitor's ability to contest, defend or settle such claim is thereby prejudiced. The indemnifying Party hereto shall have the right, as between it and the indemnified Party, to defend such claims and agrees to contest each such claim in good faith in a commercially reasonable manner. Each indemnifying Party shall consult with and keep the other Party fully informed of such claim and all matters with respect thereto. Buyer shall cause South Buffalo to cooperate in the defense or settlement of any claim for which Seller is responsible under Section 9.1, and shall cause South Buffalo to make available to Seller at no cost to Seller all necessary files and records of South Buffalo and the reasonable assistance of South Buffalo employees. Neither an indemnitor nor an indemnitee under this Article shall settle, compromise, or make any other disposition of any claim, which would or might result in any liability to, or damage or harm to the business of, such indemnitee or indemnitor, as the case may be, under this
Article 9 without the written consent of such indemnitee or indemnitor, as the case may be, which shall not be unreasonably withheld.

          9.6.2. As to Environmental Indemnity Claims, to the maximum extent practicable, Buyer shall not engage in any discussions with any governmental agency or other third party (whether or not such agency or other third party is the claimant) or commence any remediation with respect to such claim until Seller and Buyer have met to discuss whether such claim will give rise or is likely to give rise to indemnification; provided, that nothing in this Section
9.6.2 shall be construed as limiting Buyer's right to engage in discussions with a governmental agency or other third party in emergency situations or in any situation in which, in the reasonable judgment of Buyer, delay would interfere with Buyer's legal obligation to report releases of Hazardous Substances within the required timeframes or, in the reasonable judgment of Buyer, would otherwise expose Buyer to potential legal liability of a material nature. If, after Buyer and Seller meet, it is determined that such claim is a claim that will give rise or is likely to give rise to an indemnification obligation on the part of Seller hereunder, Seller shall, in addition to the rights and obligations set forth in 9.6.1 above, be responsible for undertaking, at its expense, all remediation that may be necessary to resolve such claim; provided, however, that (i) Seller shall provide engineering documentation of its planned remediation in reasonable detail and meet with Buyer to discuss those plans prior to submission to and approval by the relevant government agency(ies), if reasonably practicable, and if not reasonably practicable or if changes are required by the government agencies, prior to the commencement of work, (ii) Buyer shall have the right to undertake the remediation (other than on property owned by Seller) and seek reimbursement for the expense thereof if the remediation required would have a material adverse effect on Buyer's ability to conduct rail fright common carrier operations,
(iii) any environmental remediation undertaken by Seller or Buyer shall be a cost-effective, long-term solution to the condition presented, consistent with the types of remediation undertaken by Seller (or Buyer for remediation undertaken by Buyer) on its own properties, and (iv) Seller shall conduct the remediation as quickly as practicable, so as to minimize disruption with Buyer's business and potential liability in connection with the underlying environmental condition. In connection therewith, Seller shall have the right, consistent with the foregoing, to control all work on the Property and Buyer shall provide access to Seller, its employees and agents, to the Property at all reasonable times, upon prior notice, with all necessary machinery, equipment, vehicles and devices; provided, that (i) Seller shall not control any work that interferes with Buyer's ability to conduct rail freight common carrier operations, and (ii) Seller, its employees and agents will execute and deliver release of liability and indemnification forms to Buyer in the standard form


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

that Buyer uses with third parties that enter its premises. If Seller assumes the defense of such claim, Buyer shall not engage in any discussions with any governmental agency or other third party (whether or not such agency or other third party is the claimant) or conduct any remediation with respect thereto; provided, that nothing in this Agreement shall be construed as limiting Buyer's right to engage in conversations with governmental agencies or other third parties if, in the reasonable judgment of Buyer, failure to do so would expose Buyer to potential legal liability of a material nature.

     If Seller and Buyer cannot agree as to the scope of necessary remediation to address an environmental condition on property other than Seller's property for which Seller has indemnification obligations hereunder, the matter shall be submitted to a mutually acceptable environmental engineering firm (the "Engineering Firm") that is unaffiliated with either Party, and the Engineering Firm shall determine the scope of remediation consistent with the standards of this Section 9.6.2. If the Parties cannot agree on the Engineering Firm, either Party may request that the American Arbitration Association ("AAA") select a firm. The Engineering Firm will be directed to reach a decision within thirty
(30) days after submission by each Party of a proposal for the remediation, and the decision of the Engineering Firm shall be final and binding. The Parties shall share equally the cost of Engineering Firm and AAA.


                            ARTICLE 10. TERMINATION.

     10.l. TERMINATION. This Agreement may be terminated prior to the Closing as follows:

          (a) at the election of Buyer, if Seller has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured within thirty (30) days following notice thereof from Buyer;

          (b) at the election of Seller, if Buyer has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured within thirty (30) days following notice thereof from Seller;

          (c) by either Seller or Buyer if any court of governmental authority having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable;

          (d) by Buyer if the Closing Date has not occurred on or before November 15, 2001, unless the failure of the Closing to occur is attributable to the breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement;

          (e) by Seller if the Closing Date has not occurred on or before November 15, 2001, unless the failure of the Closing to occur is attributable to the breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement; and

          (f) by mutual written consent of Buyer and Seller. If this Agreement so terminates, it shall become null and void and have no further force and effect, except as provided in Section 10.2.

     10.2. SURVIVAL. If this Agreement is validly terminated pursuant to Section
10.1 and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect; provided, however, that if Buyer terminates this Agreement because any of the conditions contained in Section 6.1 have not been satisfied, or if Seller terminates this Agreement because any of the conditions contained in


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

Section 6.2 have not been satisfied, then the terminating party shall have the right to pursue all of its legal remedies for breach of contract and damages; provided further that if this Agreement is validly terminated pursuant to
Section 10.1 and the transactions contemplated hereby are not consummated as described above, Buyer agrees to keep confidential and not to use certain information obtained by it from Seller or South Buffalo and, upon request, to return documents and copies thereof to Seller and South Buffalo, and the provisions of this Section 10.2 and Section 11.2 relating to responsibility for expenses shall survive. No party hereto shall have any liability to any other party in respect of a valid termination of this Agreement pursuant to Section
10.1 except to the extent set forth above.


                           ARTICLE 11. MISCELLANEOUS.

     11.1. SELLER'S KNOWLEDGE. As used herein, the terms "Seller's Knowledge" and "South Buffalo's Knowledge" shall mean the actual knowledge of the officers and senior management of Seller and South Buffalo, and all matters reflected in the files (including without limitation computer files) of Seller and South Buffalo.

     11.2. EXPENSES. Except as provided herein, Seller and Buyer shall each bear their own expenses in connection with this transaction.

     11.3. TAXES.

          11.3.1. Seller shall bear the cost of any Taxes due and owing by South Buffalo (including, without limitation, any Taxes imposed on South Buffalo as a result of having been (or ceasing to be) a member of the Bethlehem Affiliated Group) for all periods ending on or prior to the Closing Date. (For any period beginning before and ending after the Closing Date, Seller shall bear the cost of any Taxes due and owing by South Buffalo to the extent such Taxes are allocable to the portion of such period beginning before and ending on the Closing Date, based on treating that period as if it were a separate period and following the Tax Return preparation methods employed by South Buffalo for periods ending prior to the Closing Date. Seller shall also bear the cost of any federal, state or local income taxes imposed on Seller or South Buffalo as a result of the
Section 338(h)(10) Election that will be made pursuant to Section 8.2. Seller shall be entitled to any refunds of Taxes paid by Seller or South Buffalo for periods beginning prior to the Closing Date, including the portion of the period that begins before and ends after the Closing Date. Seller shall be responsible for preparing and filing all Tax Returns of, or which include, South Buffalo with respect to any period ending on or prior to the Closing Date. Buyer shall cooperate and cause South Buffalo to cooperate in (i) the preparation, filing, amendment and execution of all Tax Returns and other documents with respect to any period ending on or prior to the Closing Date; (ii) audits and other proceedings conducted by taxing authorities with respect to any such period; and
(iii) contests concerning the application of a Tax or the Tax due for any such period. Seller shall have the right to control all aspects of any audit or other proceeding or any contest with respect to any period ending on or prior to the Closing Date, and Buyer shall cooperate and cause South Buffalo to cooperate with the Seller with regard to any such audit or other proceeding or any contest. Seller shall not prepare or file, or cause to be prepared and filed, any Tax Return after the date hereof that is inconsistent with past practice, or take any position, make any material election, or adopt any method that is inconsistent with positions taken, elections made, or methods used in preparing or filing similar Tax Returns for prior periods.

          11.3.2. Buyer shall bear the cost of any and all Taxes payable by South Buffalo for any period that begins after the Closing Date. For any period beginning before and ending after the Closing Date, Buyer shall bear the cost of any Taxes due and owing by South

Buffalo to the extent allocable to the portion of such period beginning on the day after the Closing Date, based on treating that period as if it were a separate period and following the tax return preparation methods employed by South Buffalo for periods ending prior to the Closing Date. Upon ten (10) days' prior notice from Buyer, Seller shall pay to Buyer the amount of Tax due that is attributable to the portion of the period ending on the Closing Date, reduced by Tax payments previously made by Seller for the period; provided, however, that if Seller's Tax payments for the period exceed the amount of the Tax due that is attributable to the portion of the period ending on the Closing Date, Buyer shall pay such excess amount to Seller. Buyer shall prepare and file all Tax Returns of, or which include, South Buffalo with respect to any taxable period ending after the Closing Date and shall remit all payments for Taxes due that are received from Seller with respect to the Taxes to be borne by Seller to the appropriate taxing authorities. Seller shall cooperate in the preparation and filing of any such Tax Returns, and shall provide such information as may be required by Buyer in preparing and filing such Tax Returns. Buyer shall provide to Seller copies of all Tax Returns or other documents filed by Buyer for any period beginning before and ending after the Closing Date. If additional Taxes to be borne solely by Buyer are assessed after the Closing Date, Buyer shall pay or cause South Buffalo to pay such Taxes or, at Buyer's option, shall have the right to appeal the same in Seller's name, if required, both Seller and Buyer being bound by the outcome of such appeal.

          11.3.3. Notwithstanding the foregoing provisions of this Section 11.3, Buyer shall be responsible for, and shall hold Seller harmless from, all non-income Taxes imposed on Buyer, if any; all transfer Taxes and sales and use Taxes imposed in carrying out the transactions contemplated hereby, if any; all non-income Taxes arising from or relating to Buyer's purchase of the stock of South Buffalo and all non-income Taxes (including, but not


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

limited to, ad valorem, property, excise, sale and use and withholding Taxes), additions to Tax, penalties and interest resulting from any event occurring, or business conducted, after the Closing Date. Seller shall be responsible for, and shall hold Buyer harmless from, all non-income Taxes (including, but not limited to, ad valorem, property, excise, sale and use and withholding Taxes) additions to Tax, penalties and interest resulting from any event occurring, or business conducted, on or prior to the Closing Date; provided, however, that non-income Taxes paid or payable with respect to the assets of South Buffalo for the period that includes the Closing Date, including real and personal property and ad valorem Taxes (but excluding sales and use Taxes), shall be prorated between Seller and Buyer at the Closing as of the Closing Date.

     11.4. NOTICES.

          11.4.1. All notices to Seller hereunder shall be sent to:

                  Bethlehem Steel Corporation
                  1170 Eighth Avenue
                  Bethlehem, PA 18016
                  Attention: Finance Department

          11.4.2. All notices to Buyer hereunder shall be sent to:

                  Genesee and Wyoming Inc.
                  66 Field Point Road
                  Greenwich, CT  06830
                  Attention: President

                  with a copy to:

                  Weiner Brodsky Sidman Kider PC
                  1300 Nineteenth Street, NW
                  5th Floor
                  Washington, D.C. 20036-1609
                  Attention: Mark H. Sidman

          11.4.3. All notices hereunder shall be in writing and sent by registered or certified United States mail, with sufficient postage.


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

          11.4.4. Either party may change its address by written notice to the other.

     11.5. ASSIGNMENT. Buyer shall not assign this Agreement or any interest herein or delegate any obligation hereunder without the prior written consent of Seller. Any attempted assignment or delegation in violation of this Section 11.5 will be void. No assignment by Buyer shall relieve Buyer of responsibility for performing the obligations of Buyer set forth in this Agreement.

     11.6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns; PROVIDED, that this Agreement may be assigned by Buyer only in accordance with the provisions of Section 11.5.

     11.7. CONFIDENTIALITY. Neither Seller nor Buyer shall record this Agreement or otherwise disclose the terms hereof to third parties prior to Closing hereunder or after the termination of this Agreement if the transaction herein described shall not be consummated; PROVIDED, that during the term of this Agreement, either Party may disclose said terms to such third parties as required by law.

     11.8. SURVIVAL OF PROVISIONS. The provisions of Sections 2.2, 2.3, 2.4, and
11.3 through 11.17 and Articles 3, 4, 7, 8 and 9 shall survive Closing hereunder; PROVIDED, that all representations, warranties, covenants and agreements of Seller shall survive only for the period in which a claim pursuant to Section 9.1 with respect thereto may be brought as provided in Section 9.2 and then shall expire.

     11.9. LAWS. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York.

     11.10. AMENDMENTS. This Agreement may not be amended or discharged orally.

     11.11. NO BENEFIT TO THIRD PARTIES. Nothing in this Agreement is intended to


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benefit any person, other than South Buffalo, not a party to this Agreement.

     11.12. WAIVER. No waiver of any term or condition contained in this Agreement shall be effective unless it is signed by the Party claimed to be bound by the waiver. The waiver of any term or condition of this Agreement by any Party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

     11.13. COUNTERPARTS. This Agreement may be executed in counterparts which together shall constitute one instrument.

     11.14. ENFORCEMENT. If any portion of this Agreement shall be determined to be invalid or unenforceable, all other provisions shall be given effect separately therefrom and shall not be affected thereby. In any event, the remainder of this Agreement shall be valid and enforceable to the fullest extent possible.

     11.15. HEADINGS. The headings appearing at the beginning of the Articles and Sections contained in this Agreement have been inserted for identification and reference purposes and shall not by themselves determine the construction or interpretation of this Agreement.

     11.16. ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules attached to this Agreement, contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, understandings, agreements and communications between the parties respecting that subject matter.

     11.17. EXHIBITS. All exhibits to this Agreement shall be deemed to be incorporated herein by reference and made a part hereof as if set out in full herein.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                        BETHLEHEM STEEL CORPORATION

                                        By: /s/ R.G.Ochse
                                            ------------------------------------


                                        GENESEE & WYOMING INC.

                                        By: /s/ Mark W. Hastings
                                            ------------------------------------